Exhibit 5.04

November 24, 2015

Entergy Louisiana, LLC 4809 Jefferson Highway Jefferson, Louisiana 70121

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Louisiana, LLC (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its Collateral Trust Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series under the Company’s Mortgage and Deed of Trust, dated as of November 1, 2015, with The Bank of New York Mellon, as trustee (the “Mortgage”), as it will be amended and supplemented; and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express our opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified or facsimile copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (I) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company’s Board of Directors or an authorized committee thereof or an authorized officer, and (II) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds, by and before the Federal Energy Regulatory Commission and any other applicable regulatory body.

This opinion is limited to the laws of the States of New York, Louisiana and Texas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Mark G. Otts, Esq., Assistant General Counsel - Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5.05 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Duggins

Wren Mann & Romero, LLP, which is being filed as Exhibit 5.06 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.04 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP